EXHIBIT 99.1

Rome Bancorp Reports Record High Third Quarter Earnings Per Share and Declaration of Quarterly Dividend

ROME, N.Y., Oct. 23, 2008 (GLOBE NEWSWIRE) -- Rome Bancorp, Inc. (the "Company") (Nasdaq:ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three and nine month periods ended September 30, 2008.

Net income for the Company for the three-month period ended September 30, 2008 increased to $815,000, or $0.12 per diluted share, from $803,000, or $0.11 per diluted share for the same period in 2007. These results represent the highest level of third quarter earnings per share for the Company since its inception in 1999. The increase in net income over the third quarter of 2007 was primarily attributable to an increase in net interest income before loan loss provision of $23,000, an increase in non-interest income of $61,000, a decrease in non-interest expense of $18,000 and a decrease in income tax expense of $10,000, which were partially offset by an increase of the loan loss provision of $100,000. Contributing to the increase in third quarter earnings per share was a decrease in average outstanding diluted shares to 6,843,084 for the quarter ended September 30, 2008 from 7,624,293 for the third quarter of 2007. This reduction was attributable to treasury stock purchases over the past year.

The $23,000 increase in net interest income reflects a $36,000 decrease in interest expense partially offset by a $13,000 decrease in interest income. Interest income earned on the loan portfolio decreased by $30,000, or 0.7%, due in part to the effect of 2008 prime rate decreases on variable rate loans. This was partially offset by growth in the average loan portfolio of $18.6 million, or 6.8%, over the comparable quarter of 2007. Income on investments increased by $24,000, or 33.3%, from the same period last year due to the purchase of additional securities during the first half of 2008. Earnings on interest bearing deposits decreased by $7,000 compared to the third quarter of 2007, due to a decline in rates paid on these deposits.

The decrease in interest expense resulted from decreases in the Company's average cost of funds from 2.49% for the quarter ended September 30, 2007 to 2.11% in the same quarter of 2008. These rate decreases were reflective of current market trends. Partially offsetting the decrease in the cost of funds was an increase in the average balance of the Company's interest bearing liabilities to $230.4 million during the quarter ended September 30, 2008 from $201.4 million for the same period in 2007. The average balance of borrowings increased to $52.3 million for the third quarter of 2008 from $27.9 million for the same period of 2007. These funds were utilized to repurchase treasury shares, fund loan originations and purchase investment securities. Average outstanding interest bearing deposit balances increased to $178.1 million in the current quarter from $173.5 million in the same quarter of 2007 due to instability in alternative investment markets.

The Company recorded a $100,000 provision for loan losses in the three and nine month periods ended September 30, 2008 compared to no provision in the same periods of 2007. This provision was recorded to offset loan charge-offs in the normal course of business and growth in the loan portfolio. The loan loss allowance as a percentage of total loans was 0.63% at September 30, 2008 compared to 0.68% at December 31, 2007. The allowance for loan losses as a percent of non-performing loans was 108.7% at September 30, 2008, compared to 190.4% at the previous year end. While the Company has experienced an increase in non-performing loans this year, the Company believes these loans are adequately collateralized. The Company has never originated or acquired sub-prime loans nor invested in securities collateralized by sub-prime loans.

Non-interest income for the third quarter of 2008 increased by $61,000, or 11.2%, over the same period of 2007. The majority of the 2008 increase in non-interest income was related to income earned on deposit products and services.

Non-interest expense for the third quarter of 2008 remained stable, decreasing by $18,000, or 0.7%, from the same period in 2007 due to cost containment in several areas. Income tax expense decreased $10,000 to $428,000 in the third quarter of 2008. The 2008 effective tax rate decreased slightly due to an increase in positive permanent tax benefits.

Net income for the Company for the nine month period ended September 30, 2008 was $2.3 million, or $0.33 per diluted share, compared to $2.4 million, or $0.30 per diluted share for the same period of 2007. The increase in earnings per share resulted from a decrease in diluted average shares from 7,901,601 for the first nine months of 2007 to 7,034,587 for the same period of 2008, due to ongoing treasury stock purchases. The decrease in net income was primarily the result of a $109,000 decrease in net interest income before loan loss provision, an increase in the loan loss provision of $100,000 and an increase in non-interest expense of $125,000, partially offset by an increase in non-interest income of $71,000 and a decrease in income tax expense of $171,000. Net interest income, the provision for loan losses and non-interest income for the first nine months of 2008 and 2007 were similarly impacted by the factors discussed in the third quarter analysis, above. Non-interest expense for the nine months ended September 30, 2008 increased to $7.9 million from $7.7 million for the same period of 2007. The majority of this resulted from a first quarter 2008 curtailment charge recorded on the partial settlement of the Company's previously frozen defined benefit pension plan. In addition to the 2008 increase in positive permanent tax benefits, during the quarter ended March 31, 2008 the Company revised its estimate of tax exposure related to an ongoing state tax audit, resulting in a reduction of income tax expense of $31,000.

Total assets increased to $335.9 million at September 30, 2008 from $318.1 million at December 31, 2007, principally due to increases in the loan portfolio. Over the same period, deposits increased to $207.7 million from $203.0 at year end 2007.

Charles M. Sprock, Chairman, CEO and President commented, "In light of current economic conditions, we are pleased to be able to report our second consecutive quarter of record comparable earnings per share. Our strategic plans and lending practices have resulted in a strong, well capitalized balance sheet. We take this opportunity to thank our shareholders and to reassure our customers that we remain soundly equipped to address their banking needs."

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 8.5 cents ($0.085) per share for stockholders of record at the close of business on November 7, 2008. The dividend is payable on November 21, 2008.

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

                          Rome Bancorp, Inc.
                        Selected Financial Data
                              (Unaudited)
             (Dollars in thousands, except per share data)

                                                   As of
                                           ----------------------
                                           Sept. 30,     Dec. 31,
                                             2008          2007
                                           --------      --------
 Selected Financial Condition Data:
 Total assets                              $335,882      $318,131
 Loans, net                                 294,876       281,042
 Securities                                   8,565         6,165
 Cash and cash equivalents                    8,912         8,018
 Total deposits                             207,721       203,032
 Borrowings                                  59,731        40,333
 Total shareholders' equity                  62,849        69,037
 Allowance for loan losses                    1,884         1,910
 Non-performing loans                         1,734         1,003
 Non-performing assets                        1,908         1,100

                                     For the three     For the nine
                                     months ended      months ended
                                     September 30,     September 30,
                                   -------  -------  -------  -------
                                    2008     2007     2008     2007
                                   -------  -------  -------  -------

 Selected Operating Data:
 Interest  income                  $ 4,499  $ 4,512  $13,416  $13,276
 Interest expense                    1,223    1,259    3,697    3,448
                                   -------  -------  -------  -------
 Net interest  income                3,276    3,253    9,719    9,828
 Provision for loan losses             100       --      100       --
                                   -------  -------  -------  -------
 Net interest income after
  provision for loan losses          3,176    3,253    9,619    9,828
 Non-interest income:
 Service charges and other income      608      547    1,700    1,618
 Net gain  on securities                --       --       --       11
                                   -------  -------  -------  -------
 Total non-interest income             608      547    1,700    1,629
 Non-interest expense                2,541    2,559    7,867    7,742
                                   -------  -------  -------  -------
 Income before income taxes          1,243    1,241    3,452    3,715
 Income tax expense                    428      438    1,157    1,328
                                   -------  -------  -------  -------
 Net income                        $   815  $   803  $ 2,295  $ 2,387
                                   =======  =======  =======  =======

                          Rome Bancorp, Inc.
                        Selected Financial Data
                              (Unaudited)
                        (Dollars in thousands,
                        except per share data)

                                    For the three      For the nine
                                     months ended      months ended
                                     September 30,     September 30,
                                   -------  -------  -------  -------
                                    2008     2007     2008     2007
                                   -------  -------  -------  -------
 Selected Financial Ratios
  and Other Data:

 Performance Ratios:
 Basic earnings per share         $  0.12   $  0.11  $  0.33  $  0.31
 Diluted earnings per share       $  0.12   $  0.11  $  0.33  $  0.30
 Return on average assets            0.98%     1.04%    0.95%    1.05%
 Return on average equity            5.09%     4.39%    4.67%    4.25%
 Net interest rate spread (1)        3.86%     3.97%    3.90%    4.10%
 Net interest margin (1)             4.35%     4.65%    4.43%    4.79%
 Non-interest expense to
  average assets                     3.06%     3.30%    3.25%    3.40%
 Efficiency ratio (1)               65.36%    67.12%   68.77%   67.41%
 Average interest-earning assets
  to average interest-bearing
  liabilities                      130.16%   138.32%  131.81%  141.12%

                                                   As of
                                           ----------------------
                                           Sept. 30,     Dec. 31,
                                             2008          2007
                                           --------      --------
 Equity Ratios:
 Equity to assets                             18.71%        21.70%
 Book value per share                      $   8.80      $   0.00

 Asset Quality Ratios:
 Nonperforming loans as percent
  of loans                                    58.00%         0.35%
 Nonperforming assets as percent
  of total assets                             57.00%         0.35%
 Allowance for loan losses as a
  percent of loans                            63.00%         0.68%
 Allowance for loan losses as a
  percent of non- performing loans            108.7%        190.4%
 Notes:
 (1) Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.

CONTACT:  Rome Bancorp
          David Nolan, Executive Vice President and Chief Financial
           Officer
          (315) 336-7300